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Exhibit (a)(1)(C)(C)

Amended and Restated Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Series A Participating Preferred Stock Purchase Rights)

of
ELKCORP
at
$43.50 NET PER SHARE
by
BMCA ACQUISITION SUB INC.,
a wholly-owned subsidiary of
BMCA ACQUISITION INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 21, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the Amended and Restated Offer to Purchase, dated February 12, 2007 (the "Offer to Purchase"), and the related Amended and Restated Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as amended, supplemented or otherwise modified from time to time constitute the "Offer") in connection with the offer by BMCA Acquisition Sub Inc., a Delaware corporation (including any successor thereto, "Purchaser"), a wholly-owned subsidiary of BMCA Acquisition Inc. ("Parent"), to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of ElkCorp, a Delaware corporation (the "Company"), and the associated Series A Participating Preferred Stock purchase rights (the "Rights") at a price of $43.50 per Share net to the seller in cash (subject to applicable withholding taxes), without interest thereon.

        Purchaser has commenced the Offer as the first step in its plan to acquire all of the outstanding Shares, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger, Parent will acquire all of the Shares not purchased pursuant to the Offer, the Top-Up Option (as defined in the Offer to Purchase) or otherwise. Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in the Company. Assuming Purchaser purchases a majority of the Shares pursuant to the Offer, Parent is entitled to exercise its rights under the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Parent, Purchaser and the Company, to obtain pro rata representation on, and control of, the Company's board of directors.

        We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Your attention is invited to the following:

        1.     The offer price is $43.50 per Share, net to you in cash.

        2.     The Offer is being made for all outstanding Shares.

        3.     The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on February 21, 2007, unless the Offer is extended.

        4.     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, such number of Shares which, when taken together with the Shares, if any, beneficially owned by Parent, Purchaser or any of the 13D Persons (as defined in the Offer to Purchase), represents more than one-half of the number of Shares outstanding on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options warrants, or rights (other than the Rights)) on the date the Offer expires. The Offer is also subject to the other conditions as set forth in the Offer to Purchase. See the Introduction and Sections 11 and 14 of the Offer to Purchase.

        5.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

        Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

2

Instructions with Respect to the Amended and Restated Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Series A Participating Preferred Stock Purchase Rights)
of
ELKCORP
at
$43.50 NET PER SHARE
by
BMCA ACQUISITION SUB INC.,
a wholly-owned subsidiary of
BMCA ACQUISITION INC.

        The undersigned acknowledge(s) receipt of your letter, the enclosed Amended and Restated Offer to Purchase, dated February 12, 2007, and the related Amended and Restated Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), in connection with the offer by BMCA Acquisition Sub Inc., a wholly-owned subsidiary of BMCA Acquisition Inc., to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of ElkCorp, and the associated Series A Participating Preferred Stock purchase rights.

        This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

Shares

Certificate Nos. (if available):

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:	,	200

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s)

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):

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Amended and Restated Offer to Purchase for Cash All Outstanding Shares of Common Stock (including the Associated Series A Participating Preferred Stock Purchase Rights)